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                                                                    Exhibit 23.1
                         INDEPENDENT AUDITORS' CONSENT




The Board of Directors
First Union Management, Inc.

We consent to the incorporation by reference in the registration statements Nos. 2-88719, 33-2818, 33-11524, 33-19812, 33-26758, 33-38754, 33-45355, 33-57756,
333-953 and 333-63547 on Form S-3 of First Union Real Estate Equity and Mortgage Investments of our report dated February 4, 2000, with respect to the combined balance sheet of FUMI Parking Business as of December 31, 1999, and the related combined statements of operations, owner's deficiency and cash flows for the year ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of First Union Real Estate Equity and Mortgage Investments.



(SIGNED) KPMG LLP

Chartered Accountants

Vancouver, Canada
March 29, 2000